Exhibit 10.6

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

2014 PERFORMANCE SHARE UNIT GRANT AGREEMENT

Employee Name:	[Participant Name]

Target Number of Performance Share Units Subject to Grant:	[Shares Granted]

Date of Award:	[Date]

Closing Price on Award Date:	[Price]

THIS PERFORMANCE SHARE UNIT GRANT AGREEMENT (this “Agreement”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”). Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Company’s 2012 Long-Term Incentive Plan as may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan.

WHEREAS, pursuant to Article 8 of the Plan, the Committee may grant awards of performance based Restricted Stock Units (“Performance Share Units” or “PSUs”) to employees, and have such grants settled in shares of the Company’s common stock, without par value (“Shares”).

WHEREAS, the Company desires to compensate the Employee with a grant of Performance Share Units for the Employee’s future services to the Company.

NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an Award of Performance Share Units under the following terms and conditions:

1.	Grant of Performance Share Units.

The Company, by authority of the Committee, hereby grants to the Employee a target Award of the number of Performance Share Units identified above (the “Grant”), which may be increased or decreased depending on attainment of the Qualifying Performance Criteria identified in this Agreement (the “Performance Goals”) to be issued in accordance with all of the terms and conditions set forth in this Agreement and the Plan. The Performance Share Units will be a bookkeeping entry (the “PSU Account”), and each Performance Share Unit shall be equivalent to one Share. All terms and conditions set forth in the Plan are deemed to be incorporated herein in their entirety.

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

2.	Employee PSU Account.

The number of Performance Share Units granted pursuant to this Agreement shall be credited to the Employee’s PSU Account. Each PSU Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Employee (or the Employee’s beneficiaries if the Employee is deceased) in accordance with Section 1 above. No funds shall be set aside or earmarked for any PSU Account, which shall be purely a bookkeeping device.

3.	Period of Restriction and Vesting Provisions.

(a) The Period of Restriction is the period beginning on January 1, 2014, and ending on December 31, 2016.

(b) Except as provided in this Agreement, the Employee’s Performance Share Units will vest only upon the Employee’s continued employment through the date that such Performance Share Units are paid after the expiration of the Period of Restriction, provided that the Committee certifies the Performance Goals for the Period of Restriction have been achieved as set forth in Appendix A, attached to this Agreement. Appendix A shall set forth the applicable Performance Goals and a “Threshold,” “Target,” and “Maximum” performance levels and payout percentages. If the Performance Goals are achieved at a level that is below Threshold, the number of Performance Share Units to be paid will be 0. If the Performance Goals are achieved at a level that is equal to Threshold, the amount of Performance Share Units to be paid will be 50% of the Performance Share Units under this Grant. If the Performance Goals are achieved at a level that is equal to Target, the amount of Performance Share Units to be paid will be 100% of the Performance Share Units under this Grant. If the Performance Goals are achieved at a level that is equal to Maximum, the Performance Share Units to be paid will be 150% of the Performance Share Units under this Grant. If the Performance Goals are achieved at a level that either is between Threshold and Target, or between Target and Maximum, the amount of Performance Share Units that will be paid will be equal to an amount that is linearly interpolated between the applicable payout percentages. Linear interpolation means that an increase in a goal above one specified level but below another level will result in a similar incremental increase in the payout percentage. For purposes of determining whether the Performance Goals have been achieved, calculations will be adjusted for Extraordinary Events as defined in Section 2.20 of the Plan.

(c) If, on or after the date that is six months after the Date of Grant, and before the date that Performance Share Units are paid, (1) the Employee’s employment or service with the Company terminates due to Retirement, Disability, or death, or (2) the Company terminates the Employee without Cause (as defined in Article 2.5 of the Plan), the Employee shall vest in a prorated number of Shares (with any fractional Shares rounded up to the next whole number) equal to the number of Performance Share Units that otherwise would have vested at the end of the Period of Restriction based on the achievement Performance Goals

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

times a fraction. The numerator of the fraction shall be the number, which in no event shall be greater than 36, of all full and partial months (with partial months being counted as full months) that passed beginning with January 1, 2014, and ending with the month in which the Employee’s termination occurred. The denominator of the fraction shall be 36.

(d) Notwithstanding any provision in items 3(a) – (c) above, if on December 31st before the applicable vesting date described above, the Company’s Tier 1 Common Equity Ratio is less than the goal set forth in the Company’s Capital Management Policy (currently 7.00%), the Employee’s Restricted Stock Units that otherwise would have vested on such date shall instead vest on the first applicable anniversary of the Date of Grant after the December 31st in which the Company’s Tier 1 Common Equity Ratio is greater than or equal to the goal set forth in the Company’s Capital Management Policy. However, if the Company’s Tier 1 Common Equity Ratio remains less than the goal set forth in the Company’s Capital Management Policy for a period of two continuous years after the otherwise applicable vesting date described in items 3(a)-(b) above, the Employee shall forfeit such Performance Shares Units.

(e) Notwithstanding any provision to the contrary, if, on or after the date that is six months after the Date of Grant, and before the date that Performance Share Units are paid, the Employee’s employment or service with the Company terminates due to a Modified Age Retirement, the Employee’s unvested Performance Share Units at the date of Retirement will not be forfeited but will continue to vest in accordance with the schedule described in part (a) above. For purposes of this Agreement, “Modified Age Retirement” means that the Employee has terminated service with the Company and on his or her date of termination has attained age 59  1⁄2.

4.	Forfeiture Provisions.

(a) If, before the date that the Company pays the Performance Share Units, or if later, the applicable anniversary of the Date of Grant described in Section 3(d) of this Agreement immediately following the December 31st in which the Company’s Tier 1 Common Equity Ratio is greater than or equal to the goal set forth in the Company’s Capital Management Policy, the Employee’s employment or service with the Company is terminated for any reason other than a Permitted Termination, all of the Employee’s unvested Performance Share Units and any unvested cash dividends shall be forfeited.

(b) Notwithstanding any provision of this Agreement to the contrary, the Committee may cause the Employee to forfeit all unvested Performance Share Units and require repayment of any amount previously paid under this Agreement in accordance with the terms of the Huntington Bancshares Incorporated Recoupment/Clawback Policy (“the Policy”), any other applicable policy of the Company, and any other applicable laws and regulations. The Policy is available on the Risk Management and Corporate Policy home page of the Huntington intranet.

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

(c) This Performance Share Unit grant is subject to acceptance of all the terms, conditions and limitations of the Plan. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This Performance Share Unit grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.	Change in Control.

Notwithstanding any provision to the contrary, upon the occurrence of a Change in Control, that occurs on or after the date that is six months after the Date of Grant, the Employee shall vest in a prorated number of Shares (with any fractional Shares rounded up to the next whole number) equal to the number of Performance Share Units that otherwise would have vested at the end of the Period of Restriction based on the achievement Performance Goals determined as of the last day of the quarter before the consummation of the Change in Control times a fraction. The numerator of the fraction shall be the number, which in no event shall be greater than 36, of all full and partial months (with partial months being counted as full months) that passed beginning with January 1, 2014, and ending with the month in which the Employee’s termination occurred. The denominator of the fraction shall be 36.

6.	Issuance of Stock.

The Company, or its transfer agent, will convert the Performance Share Units in the Employee’s PSU Account into Shares and deliver the total number of Shares due to the Employee within 60 days after the date the Performance Share Units vest or as soon as administratively possible after such date (but in no event later than December 31st of the year after the year in which the Period of Restriction expired), except as otherwise provided in Section 14 below. However, notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, an Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Code Section 409A”), then, if necessary to avoid the imposition on the Employee of excise tax and interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Employee’s termination and separation of service until the date that is 30 days after 6 months following the Employee’s termination and separation of service from the Company. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability as set forth in Section 8. If the Employee dies before the Company has distributed any portion of the vested Performance Share Units, the Company will transfer any Shares payable with respect to the vested Performance Share Units in accordance with the Employee’s written beneficiary designation or to the Employee’s estate if no written beneficiary designation is provided. If the Employee did not have a will, any Shares payable with respect to the vested Performance Share Units will be distributed in accordance with the laws of descent and distribution.

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

7.	Election to Defer Receipt of Shares.

The Employee may defer the receipt of Shares relating to the PSUs beyond the vesting date under the rules and procedures established by the Company under the Huntington Bancshares Incorporated Executive Deferred Compensation Plan, or any successor thereto (the “Deferred Compensation Plan”). The Employee’s election to defer receipt of such Shares shall be made on a form provided by the Company, which shall specify the amount of Shares to be deferred and the distribution date for such Shares. The Employee may elect to defer receipt of such Shares until the earlier of: (i) the date of the Employee’s Separation from Service, (ii) the date of the Employee’s Retirement, or (iii) the Employee’s specified date of payment. Elections to defer will become irrevocable in accordance with the terms of the Deferred Compensation Plan and with Code Section 409A. Notwithstanding anything to the contrary in this Agreement, Shares will not be issued and the Employee shall have no voting rights of a stockholder in the Company to the extent that the Employee has elected to defer the issuance and receipt of such Shares; provided, however, that the Employee shall continue to receive dividend equivalent credits during the period of deferral credited to the PSU Account at such times as provided in this Agreement. Any deferral election made with respect to such Shares must be made no later than the date that is six months before the expiration of the Period of Restriction.

8.	Withholding Taxes.

The Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

9.	Non-transferability of Grant.

During any Period(s) of Restriction, the Employee shall have no right to transfer, sell, pledge, assign, or hypothecate, other than by will or the laws of descent and distribution, any rights with respect to the Employee’s Award of PSUs. No PSU shall be subject to execution, attachment, or similar process.

10.	Employee’s Rights Unsecured.

The right of the Employee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Employee nor his or her beneficiary shall have any rights in or against any amounts credited to the Employee’s PSU Account or any other specific assets of the Company. All amounts credited to the Employee’s PSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

11.	No Voting Rights as Stockholder.

Until the Performance Share Units have vested and Shares have been issued, Employee shall not have any voting rights as a stockholder of the Company with respect to the Performance Share Units.

12.	Dividends.

To the extent that cash dividends are paid on Shares after the Date of Grant and before the date the Employee receives the Shares subject to this Grant, the Employee shall receive credits of cash in a dividend bookkeeping account (the “Dividend Account”). Such cash credits shall be equal in value (based on the reported dividend rate on the date dividends were paid) to the amount of dividends paid on the Shares represented by the Performance Share Units in the Employee’s PSU Account on the date that Performance Share Units are paid. The Employee shall vest in the cash in the Dividend Account in accordance with Section 3 of the Agreement in the same manner that the Employee vests in the Performance Share Units held in the PSU Account. On the date that the Employee receives a distribution of Shares from the PSU Account (provided that such date is at least six months after the Date of Grant), the Employee shall also receive a distribution of the cash in the Dividend Account.

13.	Capital Adjustment Provisions.

In the event of a stock split, stock dividend, spin off, merger, or other event described in Section 4.3 of the Plan, the number of Performance Share Units in the Employee’s PSU Account shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

14.	Securities Law Compliance.

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the NASDAQ Global Select or any other exchange upon which the Company’s common stock is traded. If the Company delays the delivery of the Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under Code Section 409A.

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

15.	Plan Governs.

The Grant is made under the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. A copy of the Plan is available upon request by contacting the Human Resources Department at the Company’s executive offices.

16.	No Right to Continued Employment.

The Employee understands and agrees that this Agreement does not impact in any way the right of the Company to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without Cause, nor confer upon any right to continue in the employ of the Company.

17.	Addresses for Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of the Compensation Director, at Huntington Bancshares Incorporated, Huntington Center, HC0318, 41 S. High Street, Columbus, Ohio 43287, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address maintained on the books and records of the Company.

18.	Captions.

Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice.

19.	Notice Severable.

In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.	Expenses.

Costs of administration of the terms and conditions of this Agreement will be paid by the Company.

21.	Governing Law / Compliance with Applicable Law.

The terms and conditions of this Agreement shall be governed by the laws of the State of Ohio, except to the extent preempted by federal law.

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

22.	Entire Notice; Amendment; Code Section 409A Provisions.

This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Employee is unexpectedly required to include in the Employee’s current year’s income any amount of compensation relating to the Performance Share Units because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Employee may receive a distribution of Shares or cash in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

NON-SOLICITATION PROVISION

After review of this agreement, the Employee will be required to accept the terms and conditions of the grant. If this agreement is not accepted within 30 days of the distribution of this document, then the grant will be subject to forfeiture.

By accepting this Agreement and the grants listed herein, the Employee agrees that he/she will not, during his or her employment with Huntington and for a period of one year after such employment ceases, either voluntarily or involuntary for any reason:

1.	Solicit, encourage, or induce, either directly or indirectly, any person employed by the Company for employment with, or to provide services to, any other entity that does business in securities, commodities, financial futures, insurance, banking, financial planning, tax-advantaged investments or any other line of business in which the Company is engaged; or

2.	Contact, either directly or indirectly, any customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers to obtain any product or service offered by the Company from any person or entity other than the Company; or

3.	Contact, either directly or indirectly, any customer or prospective customer of the Company whose identity or other customer specific information the Employee obtained or gained access to as an employee of Company for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers or prospective customers to obtain any product or service provided by the Company from any person or entity other than the Company; or

Huntington Bancshares Incorporated Performance Share Unit Grant Agreement

4.	Use proprietary information to solicit, influence, entice, attempt to divert, or induce any customer or prospective customer of the Company to terminate or reduce any business relationship with the Company or to obtain any product or service provided by the Company from any person or entity other than the Company. Proprietary information includes customer or prospective customer information, including names, addresses, telephone numbers, email addresses or other identifying or contact information, account or transactional information, and other personal, business or financial information, and also includes information concerning the Company’s business plans and methods, market strategies, products and services, technology and computer systems, business techniques and processes, policies, procedures and training materials.

Notwithstanding the foregoing non-solicitation provisions of this Agreement, if Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then Employee’s obligations will cease as of the date of his or her employment termination.

The Company will not have any further obligations to the Employee under this Agreement if the Employee’s grant is forfeited as provided herein.

This Agreement along with the 2012 Long-Term Incentive Plan Prospectus will be available by accessing your Fidelity account.

I hereby accept the terms of this Agreement electronically through Fidelity.

Stephen D. Steinour
Chairman, President, and Chief Executive Officer	Date

[Signature]

[Acceptance Date]